Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
LUMINEX CORPORATION
and
COMMODORE ACQUISITION, INC.
and
NANOSPHERE, INC.
dated as of
May 15, 2016

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TABLE OF CONTENTS
Page
ARTICLE I THE OFFER    2

Section 1.01	The Offer 2

Section 1.02	Company Actions 5

Section 1.03	Directors 6
ARTICLE II THE MERGER    7

Section 2.01	The Merger 7

Section 2.02	Closing 7

Section 2.03	Effective Time 7

Section 2.04	Effects of the Merger 7

Section 2.05	Certificate of Incorporation; By-laws 8

Section 2.06	Directors and Officers 8
ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK    8

Section 3.01	Effect of the Merger on Capital Stock 8

Section 3.02	Surrender and Payment 9

Section 3.03	Dissenting Shares 11

Section 3.04	Adjustments 11

Section 3.05	Withholding Rights 12

Section 3.06	Lost Certificates 12

Section 3.07	Treatment of Stock Options and Other Stock-based Compensation 12

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Section 3.08	Treatment of Warrants 13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    13

Section 4.01	Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries 14

Section 4.02	Capital Structure 14

Section 4.03	Authority; Non-contravention; Governmental Consents 16

Section 4.04	SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance 18

Section 4.05	Absence of Certain Changes or Events 21

Section 4.06	No Undisclosed Liabilities 21

Section 4.07	Taxes 21

Section 4.08	Intellectual Property 23

Section 4.09	Compliance; Permits 26

Section 4.10	Regulatory Compliance 27

Section 4.11	Product Warranties; Product Liability; Product Recall 28

Section 4.12	Anti-Corruption 29

Section 4.13	Litigation 29

Section 4.14	Brokers' and Finders' Fees 29

Section 4.15	Related Party Transactions 29

Section 4.16	Employee Matters 30

Section 4.17	Real Property and Personal Property Matters 33

Section 4.18	Environmental Matters 33

Section 4.19	Material Contracts 34

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Section 4.20	Insurance 36

Section 4.21	Information in the Offer Documents and the Schedule 14D-9 36

Section 4.22	Opinion of Financial Advisor 36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    37

Section 5.01	Organization 37

Section 5.02	Authority; Non-contravention; Governmental Consents 37

Section 5.03	Ownership and Operations of Merger Sub 38

Section 5.04	Information in the Offer Documents 38

Section 5.05	Financial Capability 39

Section 5.06	Legal Proceedings 39

Section 5.07	Ownership of Company Common Stock 39

Section 5.08	No Other Company Representations or Warranties 39
ARTICLE VI COVENANTS    40

Section 6.01	Conduct of Business of the Company 40

Section 6.02	Other Actions 42

Section 6.03	Access to Information; Confidentiality 42

Section 6.04	No Solicitation 43

Section 6.05	Notices of Certain Events 45

Section 6.06	Employees; Benefit Plans 46

Section 6.07	Directors' and Officers' Indemnification and Insurance 47

Section 6.08	Commercially Reasonable Efforts 48

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Section 6.09	Public Announcements 50

Section 6.10	Takeover Statutes 50

Section 6.11	Section 16 Matters 50

Section 6.12	Rule 14d-10(d) Matters 50

Section 6.13	Stock Exchange Delisting 50

Section 6.14	Amendment to Employment Agreements 51

Section 6.15	Further Assurances 52
ARTICLE VII CONDITIONS    52

Section 7.01	Conditions to Each Party's Obligation to Effect the Merger 52
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER    52

Section 8.01	Termination By Mutual Consent 52

Section 8.02	Termination By Either Parent or the Company 53

Section 8.03	Termination By Parent 53

Section 8.04	Termination By the Company 54

Section 8.05	Notice of Termination; Effect of Termination 54

Section 8.06	Fees and Expenses Following Termination 55

Section 8.07	Amendment 56

Section 8.08	Extension; Waiver 56
ARTICLE IX MISCELLANEOUS    56

Section 9.01	Definitions 56

Section 9.02	Interpretation; Construction 66

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Section 9.03	Survival 67

Section 9.04	Governing Law 67

Section 9.05	Submission to Jurisdiction 67

Section 9.06	Waiver of Jury Trial 67

Section 9.07	Notices 68

Section 9.08	Entire Agreement 69

Section 9.09	No Third Party Beneficiaries 69

Section 9.10	Severability 69

Section 9.11	Assignment 70

Section 9.12	Remedies 70

Section 9.13	Specific Performance 70

Section 9.14	Counterparts; Effectiveness 70

v
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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement"), is entered into as of May 15, 2016, by and among Nanosphere, Inc., a Delaware corporation (the "Company"), Luminex Corporation, a Delaware corporation ("Parent"), and Commodore Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.
RECITALS
WHEREAS, Parent, by and through Merger Sub, desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase outstanding shares of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), at a price per share of Company Common Stock of $1.35 (such amount, the "Offer Price") net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement, and the collateral documents referenced herein, including Schedule TO;
WHEREAS, as soon as practicable (but not more than three (3) Business Days) following the Offer Closing, Merger Sub shall be merged with and into the Company with the Company surviving that merger (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and in particular Section 251(h) of the DGCL to the fullest extent possible, pursuant to which (i) each tendered issued and outstanding share of Company Common Stock, other than shares of Company Common Stock owned directly by Parent, Merger Sub or the Company (if any) or owned indirectly by any wholly-owned subsidiary of any of the foregoing (if any), shall be paid the Merger Consideration and (ii) each untendered issued and outstanding share of Company Common Stock and each share of Company Preferred Stock (on an as-converted basis) excluding the Dissenting Shares (if any) for so long as they shall be Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;
WHEREAS, the board of directors of the Company (the "Company Board") has adopted resolutions in accordance with the DGCL and the bylaws of the Company which has, on the terms and subject to the conditions set forth herein, (a) determined that the Offer, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (c) authorized and directed the officers of the Company to execute this Agreement and the collateral documents referenced herein and to cause the Company to perform the terms hereof and (d) in the event the Merger cannot be effected pursuant to Section 251(h) of the DGCL, nevertheless recommends acceptance of the Offer, and approval of the Merger by its stockholders;

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WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;
WHEREAS, and contemporaneously with the execution of this Agreement, the Board of Directors of the Company, and the executive officers of the Company who are not members of the Board of Directors, have signed and delivered to Parent Support Agreements to tender their shares of Company Common Stock into the Merger; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree to the statements set forth above, and further agree as follows:
Article I
THE OFFER
Section 1.01    The Offer.
(a)    Provided that this Agreement shall not have been terminated in accordance with Article VIII, below, as promptly as practicable after the date of this Agreement, and in any event, within fifteen (15) Business Days, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) the Offer.
(b)    The obligation of Merger Sub to accept for payment and pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) the satisfaction of the Minimum Condition; and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Exhibit A to this Agreement (together with the Minimum Condition, the "Offer Conditions"). Subject to the satisfaction, or waiver by Parent or Merger Sub, of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.
(c)    The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided

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by this Agreement or as approved in writing by the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any holders of Company Common Stock of the Company, (v) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of Company Common Stock of the Company.
(d)    The Offer shall expire at midnight (eastern standard time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the "Initial Expiration Time") or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the "Expiration Time").
(e)    Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub (i) may, without the Company’s consent, extend the Offer on one or more occasions for a period of ten (10) Business Days, if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in Merger Sub's reasonable discretion, waived, until such time as such condition or conditions are satisfied or waived and (ii) shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the "SEC"), the staff thereof or the NASDAQ Stock Market ("NASDAQ") applicable to the Offer; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the October 31, 2016 (the "Outside Date") and the termination of this Agreement. If, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in its sole discretion, then on not more than two (2) occasions at the request of the Company, Merger Sub shall extend the Offer for an additional period of ten (10) Business Days (or such longer or shorter period as the parties hereto may agree) to permit such Offer Condition(s) to be satisfied; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Merger Sub’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case beyond the earlier of the Outside Date and the termination of this Agreement
(f)    On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 3.05) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the "Offer Closing", and the date on which the Offer Closing occurs is referred to in this Agreement as the "Offer Closing Date".

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(g)    Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.
(h)    As soon as practicable on the date of the commencement of the Offer but not later than fifteen (15) Business Days thereafter, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO"). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the "Offer Documents"). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.
(i)    Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.
(j)    For purposes of this Agreement and the Offer, unless agreed by Parent and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub.

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Section 1.02    Company Actions.
(a)    The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and each of the Offer Documents. The Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act of 1933 (the “Securities Act”)) who own shares of Company Common Stock (giving effect to any conversion or exercise of other Company securities into shares of Company Common Stock) intend to tender their shares of Company Common Stock pursuant to the Offer. The Company agrees that no shares of Company Common Stock held by the Company (other than any such shares held on behalf of third parties, if any) will be tendered pursuant to the Offer.
(b)    On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall, subject to the provisions of Section 6.04, contain the recommendation described in Section 4.03(d), including the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with this Agreement) and shall (i) disseminate the Schedule 14D-9 to holders of shares and (ii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL, and (iii) include such notice in such Schedule 14D-9. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.
(c)    In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels containing the names and addresses of the record holders of shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall

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promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent's, Merger Sub's or either of their respective agent's request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable Law, and except for such steps as are necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such listings and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company (or destroy) all copies and any extracts or summaries of such information then in their control. Excepted from the obligation to destroy is such information contained as digitally archived data stored as part of Parent’s standard network back-up practices, provided that such data is secured, not readily accessible and Parent continues to treat such data as confidential.
Section 1.03    Directors.
(a)    Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall cause Parent's designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board.
(b)    The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent's designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.03(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company's obligations under Section 1.03(a) hereof shall be subject to the receipt of such information.
(c)    Following the election or appointment of Parent's designees pursuant to Section 1.03(a) and until the Effective Time (as defined in Section 2.03 hereof), the approval of a majority of

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the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.
ARTICLE II
THE MERGER
Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance the DGCL, at the Effective Time Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). To the fullest extent permissible, the Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable (but in no event later than three (3) Business Days) following the Offer Closing, without the adoption of this Agreement by the stockholders of the Company pursuant to Section 251(h) of the DGCL.
Section 2.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 10:00 a.m., eastern daylight time, as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018, unless another place is agreed to in writing by the parties hereto or the parties agree to conduct the closing by means of electronic transmission of executed counterparts to this Agreement and other documents and instruments to effect the contemplated transactions. The actual date of the Closing is hereinafter referred to as the "Closing Date".
Section 2.03    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the effective time of the Merger being hereinafter referred to as the "Effective Time").
Section 2.04    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities,

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powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 2.05    Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.
Section 2.06    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 3.01    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:
(d)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(e)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), and (ii) Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the "Merger Consideration"). At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares, inclusive of effective affidavits of loss as provided in Section 3.06 hereof (each, a "Certificate") as well as Book-Entry Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.
(f)    Conversion of Company Preferred Stock. Each share of convertible preferred stock, par value $0.01 per share, of the Company (the "Company Preferred Stock") that has not been converted into Company Common Stock and that remains issued and outstanding immediately

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prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Merger Consideration per share of Company Common Stock on an “as converted basis” based on the Merger Consideration that would have been payable to a holder of Company Preferred Stock if such holder had converted each share of Company Preferred Stock into Company Common Stock immediately prior to the Effective Time. For purposes of effecting the foregoing, each holder of Company Preferred Stock will receive after the Merger a notice of instruction and letter of  transmittal to elect to either (i) surrender the certificate or certificates for the Company Preferred Stock to the Surviving Corporation in exchange for the payment of the Merger Consideration on an “as converted basis” as noted in the preceding sentence or (ii) retain the Company Preferred Stock in which case it shall be deemed converted into Company Preferred Stock of the Surviving Corporation with only the right, at such time as the holder thereof so demands in writing and surrenders any certificates representing such shares of preferred stock, to receive the Merger Consideration, in cash and without interest, an amount equal to the Merger Consideration per share of Company Common Stock on an “as converted basis” based on the Merger Consideration that would have been payable to a holder of Company Preferred Stock if such holder had converted each share of Company Preferred Stock into Company Common Stock immediately prior to the Effective Time.  In the absence of the holder of the Company Preferred Stock notifying the Surviving Corporation of its instructions, alternative “(ii)” shall be deemed to apply.
(g)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Section 3.02    Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the "Exchange Agent") to act as the agent for the purpose of exchanging for the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the "Book-Entry Shares"). On and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock and Company Preferred Stock represented by the Certificates and the Book-Entry Shares (the "Payment Fund") in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and Company Preferred Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock and Company Preferred Stock at the Effective Time, a letter of transmittal and instructions (which shall specify

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that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.
(b)    Each holder of shares of Company Common Stock or Company Preferred Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock or Company Preferred Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.
(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.
(e)    Any portion of the Payment Fund that remains unclaimed by the holders of shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock or Company Preferred Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock

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or Company Preferred Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f)    Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
Section 3.03    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a) and other than shares held by a holder who, in the event Section 251(h) of the DGCL becomes unavailable as a means to effect the Merger, has not voted in favor of adoption of this Agreement or consented thereto in writing) which are held by a Person who is entitled to appraisal and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock or Company Preferred Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall immediately cease to be Dissenting Shares, and such shares of Company Common Stock or Company Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations, proceedings and legal Actions with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 3.04    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

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Section 3.05    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, any amount otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 3.06    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form and content reasonably acceptable to Parent and Merger Sub of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by Parent or Merger Sub, the posting by such Person of a bond, in such customary amount as Parent or Merger Sub may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificate as contemplated under this Article III.
Section 3.07    Treatment of Stock Options and Other Stock-based Compensation.
(a)    At the Effective Time, each option to acquire shares of Company Common Stock (each, a "Company Stock Option") that is outstanding immediately prior to the Effective Time and is then vested or exercisable or becomes vested as a result of the transactions contemplated by this Agreement, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05.
(b)    At the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, or payable under any Company Stock Plan (as defined below), other than Company Stock Options (each, a "Company Stock Award") immediately prior to the Effective Time and which is then vested or exercisable or becomes vested as a result of the transactions contemplated by this Agreement, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving

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Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the excess, if any, of the Merger Consideration over any applicable strike price or other amount required to be paid with respect to such Company Stock Award (if any), less any Taxes required to be withheld in accordance with Section 3.05.
(c)    At or prior to the Closing Date, the Company Board and the compensation committee of such Company Board, as applicable, shall cause each Company Stock Plan to be terminated, effective as of or prior to the Closing Date.
(d)    At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including using reasonable best efforts to obtain any necessary employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b), (c) and (d) of this Section 3.07, and to ensure that, following the Closing, except as provided in this Section 3.07, the Company does not remain bound by or liable for any outstanding Company Equity Awards.
Section 3.08    Treatment of Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Common Stock that is listed on Section 3.8 of the Company Disclosure Letter (collectively, the "Warrants") and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Warrant, less any Taxes required to be withheld in accordance with Section 3.05. From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to make the payments contemplated thereby upon exercise thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as expressly disclosed in the Company SEC Documents, in each case filed on or after January 1, 2013 and prior to the date hereof (other than any forward-looking disclosures contained in "Forward Looking Statements" and "Risk Factors" sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature), or (ii) as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement (provided, however, that any disclosure made in the Company Disclosure Letter shall be deemed to be disclosed with respect to any section of this Agreement to the extent the relevance of such disclosure to any such representation or warranty in this Article IV is reasonably apparent from

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the text of such disclosure without independent knowledge on the part of the reader regarding the matter disclosed), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 4.01    Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.
(g)    Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h)    Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the "Charter Documents"), of the Company. The Company is not in violation of any of the provisions of its Charter Documents. In this Agreement, the phrase “delivered” or “made available” (or words of similar import) means that (i) the Company has delivered a copy of the relevant document or information directly to Parent or its representatives, (ii) the relevant document is an exhibit to or incorporated by reference in a Company SEC Document, or (iii) the Company has made such document or information available to Parent or its representatives in the electronic data room the Company has maintained for this transaction provided however, for the avoidance of doubt it is understood and agreed that documents or information under clauses (i)-(iii) shall not form any part of the Company Disclosure Letter except as expressly referenced and disclosed in the correspondingly numbered section of the Company Disclosure Letter.
(i)    Subsidiaries. The Company has no Subsidiaries.
(j)    Officers and Directors. The Company Disclosure Letter sets forth a correct and complete list of the officers and directors of the Company as of the date of this Agreement.
Section 4.02    Capital Structure.
(a)    Capital Stock. The authorized capital stock of the Company consists of: (i) one hundred fifty million (150,000,000) shares of Company Common Stock and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business on May 13, 2016, there were (i) 13,544,248 issued and outstanding shares of Company Common Stock, (ii) issued and outstanding Warrants to purchase 26,574,802 shares of Company Common Stock, (iii) 16,740,000 shares of Company Common Stock reserved for future issuance upon conversion of 7,867.8 issued and outstanding shares of Company Preferred Stock, and (iv) 6,925 shares of Company Common Stock reserved for future issuance under the Company Stock Plans. All such

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Company Stock Options had an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of grant. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued upon exercise of Warrants or Company Stock Options, conversion of shares of Company Preferred Stock, or as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
(b)    Stock Awards.
(i)    As of the close of business on May 13, 2016, an aggregate of 615,396 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options or Company Stock Awards granted under the Nanosphere, Inc. 2000 Equity Incentive Plan, the Nanosphere, Inc. 2007 Long-Term Incentive Plan, and the Nanosphere, Inc. 2014 Long-Term Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the "Company Stock Plans"). The Company Stock Plans are the only Company Employee Plans pursuant to which awards of, with respect to, or based on the value of shares of capital stock of the Company may be granted to Company Employees. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on May 13, 2016 a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) to the extent applicable, the date the Company Equity Award expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent a copy of each award agreement under the Company Stock Plans.
(ii)    Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, and the Warrants, as of the date hereof, there are no outstanding (A) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been

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issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities"). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding Warrants, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii)    Except as set forth in the Warrants and the Charter Documents, there are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities.
(c)    Voting Debt; Warrants. No bonds, debentures, notes or other indebtedness issued by the Company (i) having the right to vote on any matters on which stockholders or equity holders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company, are issued or outstanding (collectively, "Voting Debt"). As of the date hereof, an aggregate of 26,574,802 shares of Company Common Stock are subject to, and 26,574,802 shares of Company Common Stock are reserved for issuance upon exercise of, the Warrants.
Section 4.03    Authority; Non-contravention; Governmental Consents.
(a)    Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, (subject to, in the case of the consummation of the Merger after the close of the Offer where Section 251(h) of the DGCL has become unavailable to effect the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Company Vote") if required by applicable Law), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote if required by applicable Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)    Non-contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the

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consummation of the Merger, obtaining the Requisite Company Vote if required by applicable Laws (where Section 251(h) of the DGCL has become unavailable to effect the Merger), conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of Company or any third party under (including restricting, impairing or limiting the ability of the Surviving Corporation to carry on the business previously done by the Company in the ordinary course), or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a "Consent"), any federal or state or foreign government, court, administrative agency or commission, or self-regulatory organization (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule 14D-9, and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (the "Antitrust Laws"), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not prevent, materially delay, or materially impede the Closing.
(d)    Board Approval. The Company Board, by resolutions duly adopted by vote at a meeting of directors of the Company duly called and held prior to the date hereof and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company's stockholders, (ii) approved and declared advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the DGCL, (iii) authorized that the Merger be governed by Section 251(h) of the DGCL, to the extent permissible and consummated as soon as practicable following the consummation of the Offer, (iv) if required by applicable Laws in the

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event Section 251(h) of the DGCL has become unavailable to effect the Merger, directed that the "agreement of merger" contained in this Agreement be submitted to Company's stockholders for adoption, (v) resolved to recommend that Company stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, adopt the "agreement of merger" set forth in this Agreement and approve the Merger, (vi) set the record date for purposes of those stockholders receiving the notice required by Section 262(d)(2) of the DGCL and (vii) authorized and directed the officers of the Company to execute this Agreement and the collateral documents referenced herein and to cause the Company to perform the terms hereof (collectively, the "Company Board Recommendation").
(e)    Takeover Statutes. To the Company’s Knowledge, no "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal or state laws applicable to the Company is applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby.
Section 4.04    SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a)    SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2013 (the "Company SEC Documents"). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading . The Company has made available to Parent copies of all comment letters received by the Company (if any) from the SEC since January 1, 2016 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment

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letters received by the Company from the SEC. To the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
(b)    Financial Statements. Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the financial position of the Company at the respective dates thereof and the results of the Company's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC the effect of which would not be material and in the case of the absence of notes that, if presented, would not differ materially from those presented in the audited financial statements.
(c)    Internal Controls.
(i)    The Company has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP applied on a consistent basis, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that would have a material effect on the Company's financial statements, including exposing the Company to violations of anti-corruption Laws as enforced by the SEC, whether or not material, including the Foreign Corrupt Practices Act of 1977, as amended, (15 U.S.C. §§78dd, et. seq.) and the Travel Act (18 U.S.C. § 1952). There are no and, since January 1, 2016, there have been no “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of and for the fiscal year ended December 31, 2015 (nor has any such deficiency, weakness or fraud been identified to the Company’s auditors, senior management of the Company and/or the Company Board since such date).
(ii)    Since January 1, 2014 (a) neither the Company nor to the Company’s Knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor, accountant or Representative of the Company has received notice of any material complaint, allegation, assertion of claim, whether written or oral, regarding accounting or auditing

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practices, procedures, methodologies or methods of the Company’s internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (b) no attorney representing the Company whether or not employed by the Company has reported evidence of material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(d)    Disclosure Controls and Procedures. The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide assurances that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and principal financial officer of the Company (or persons acting in such capacities) required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board and made available to Parent a summary of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement. Since January 1, 2016, (i) neither the Company nor, to the Company’s Knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor, accountant or Representative of the Company has received notice of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company, has reported evidence of a material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(e)    Off-balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where

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the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company's published financial statements or other Company SEC Documents.
(f)    Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each person acting in such capacity or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act") with respect to the Company SEC Documents, and the statements contained in such certifications are true and. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except for any changes, events or conditions that are disclosed in the interim balance sheet (filed with the Company’s Form 10-Q for the period ended March 31, 2016), the business of the Company has been conducted in the ordinary course of business and there has not been or occurred any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require the prior written consent of Parent under Section 6.01.
Section 4.06    No Undisclosed Liabilities. There are no Liabilities of the Company of the type required to be disclosed on the balance sheet of the Company or in the notes thereto in accordance with GAAP and the rules and regulations of the SEC applicable thereto, other than Liabilities (a) specifically stated and adequately reserved against in the Company Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet, (c) under executory Contracts to which the Company is bound (other than Liabilities arising from breach thereof), or (d) that would not constitute a Company Material Adverse Effect.
Section 4.07    Taxes.
(a)    Tax Returns and Payment of Taxes. To the Company’s Knowledge, the Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all material income Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any income Tax Return other than extensions of time to file income Tax Returns

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obtained in the ordinary course of business consistent with past practice. All material Taxes shown as due and owing by the Company have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company's financial statements (in accordance with GAAP). The Company's most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company through the date of such financial statements. The Company has not incurred any material liability for Taxes since the date of the Company's most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice. Company has delivered or made available to Parent complete and accurate copies of all Tax Returns for income Taxes and all other material Tax Returns for all taxable years beginning after December 31, 2012, and complete and accurate copies of all examination reports and statements of deficiencies assessed against Company beginning after December 31, 2012. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, or other third party. No foreign Governmental Entity has asserted to the Company in writing that the Company is subject to Tax in any jurisdiction outside of the United States. The Company has not been required to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax Law by reason of any change in any accounting methods, and will not be required to make such an adjustment, and there is no application pending with any Governmental Entity requesting permission for any changes in any of their accounting methods for Tax purposes. No Governmental Entity has proposed any such adjustment or change in accounting method. No payment which is or may be made by, from or with respect to any Company Employee Plan in connection with the transactions contemplated by this Agreement to any employee of the Company or any ERISA Affiliate constitutes an “excess parachute payment” under Section 280G of the Code. No service provider of the Companies or any ERISA Affiliate is, has been or can reasonably in the future expect to be subject to liability for Tax under Section 409A or Section 457A(c) of the Code.
(b)    Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company's financial statements.
(c)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. As of the date of this Agreement, the Company has not received written notice of any audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings with respect to any material Taxes of the Company. No employee of the Company with responsibility for accounting and tax matters has been advised in writing by any employees or contractors of any obligation to pay any material amount of Taxes in any jurisdiction, except to the extent the Company has followed such advice. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in accounting method, (iv) cancellation

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of indebtedness income, or (v) issue raised in any Tax examination with respect to any of the Company with respect to any taxable period or portion thereof ending on or before the Closing Date. No issues have been raised in any Tax examination with respect to the Company which, by application of similar principles, could be expected to result in liability for Taxes for the Company for any period (including a period not yet examined).
(d)    Consolidated Groups, Transferee Liability and Tax Agreements. The Company (i) has not been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) does not have any material liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is not a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).
(e)    US Real Property Holding Corporation. The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(f)    Section 355. The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.
(g)    Reportable Transactions. The Company has not been a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 4.08    Intellectual Property.
(a)    The Company Disclosure Letter contains a true, correct and complete list of the following categories of Company IP: (i) Patents and material invention disclosures, (ii) registered, applied-for and material unregistered Trademarks, (iii) registered and applied-for Copyrights, (iv) Internet domain names and (v) all material Software; in each case listing, as applicable, a true, correct and complete list of (A) the name of the applicant/registrant and current owner of record, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration. The Company is the sole and exclusive owner of each item listed on Section 4.08(a) of the Company Disclosure Letter, unless otherwise expressly so stated therein, and of all other Company IP. Each item of Company-Owned IP is (1) with regard to registered or applied-for Company IP, valid, enforceable and subsisting; (2) free and clear of any Liens other than Permitted Liens; (3) with regard to registered or applied-for Company IP, properly recorded with the applicable Governmental Entity as owned by the Company, including the correct chain of title for each item; and (4) not subject to any pending, threatened or outstanding Legal Action (including reexaminations, transitional program proceedings, derivation proceedings, post-grant reviews, inter partes reviews or opposition or confirmation proceedings), charge, complaint, claim or demand which in any material respect challenges or would restrict the legality, validity, enforceability, use, or ownership by the Company of the item.

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(b)    The Intellectual Property licensed pursuant to the Company IP Agreements, together with the Company IP, constitute all the Intellectual Property necessary and sufficient to conduct the respective businesses of the Company as currently conducted, as it has been conducted during the past year and as proposed to be conducted, including research and development efforts (other than Intellectual Property assets licensed pursuant to shrink wrap licenses). Since January1, 2012, the Company has not transferred ownership of or granted an exclusive license to, any third party of any Intellectual Property that is, or was, material Company IP.
(c)    Other than the licensing letters received from Enzo Life Sciences, Inc. in 2010, Abbott Laboratories in 2011 and FRIZ Biochem Gesellschaft für Bioanalytik mbH in 2012 (either directly or through its affiliates), the conduct of the business of the Company as currently conducted and as conducted since May1, 2012 (and to the Company’s Knowledge, during the three (3) years prior to May 1, 2012) and the products and services of the Company, do not infringe, violate or misappropriate and have not infringed, violated or misappropriated any Intellectual Property of any Person (“Third Party Rights”). The Company has not received any written notice of any claims (including through an invitation to license, cease and desist or equivalent letter or any other notice of any allegation (including any third party claims for indemnification)) that have been made against the Company, nor is there any pending or, to the Company’s Knowledge, threatened Legal Action or any other proceeding alleging the infringement, violation or misappropriation by the Company, or by the products or services of the Company, of any Third Party Rights. To the Company’s Knowledge, there is no infringement, misappropriation or violation by any Person of any of the material Company IP.
(d)    The Company has taken reasonable steps and security measures to protect, maintain and safeguard its rights in all Company-owned Trade Secrets included in Company IP and third party Trade Secrets provided to the Company that are subject to confidentiality obligations, including by requiring all of its employees, contractors and consultants and any other Person whom the Company has authorized to have access to such Trade Secrets to execute confidentiality and non-disclosure agreements, and to the Company’s Knowledge, there has not been any breach by any party to such agreements, except in each case, as would not constitute a Company Material Adverse Effect. To the Company’s Knowledge, no Company IP is in jeopardy of being lost or abandoned through failure to act of the Company.
(e)    Each current, and to the Company’s Knowledge, former, employee, advisor, partner, consultant or contractor of the Company and any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company or the Company Subsidiaries) (each such Person, a “Contributor”) has executed and delivered written contracts with the Company that assigns to the Company all Intellectual Property relating to the business of the Company that are or were created, invented or developed by such Contributors during the course of their work for or on behalf of the Company. Without limiting the foregoing, to the Company’s Knowledge no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company IP, nor has any Contributor made any assertions in writing to the Company with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither

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this Agreement nor the Merger and the transactions contemplated thereby will provide any Contributor with any such right, claim, interest or option.
(f)    Any collection, acquisition, use, storage, transfer, distribution or dissemination by the Company of any personally identifiable information of any third parties, including individuals participating in clinical trials or who are otherwise using the Company’s products (collectively, “PII”) is and has been in compliance with (i) all applicable Law, (ii) all relevant Contracts to which the Company is a party and (iii) the Company’s privacy policies, in each case in all material respects. The Company maintains commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of PII, and the Company is, and has been, in compliance with such policies and procedures in all material respects. To the Company’s Knowledge, there have been no material breaches or violations of any such security measures or of the security of the Company IT Systems, or any unauthorized access to any PII or any other data held by the Company. No claim or other Legal Action is pending against the Company, nor to the Company’s Knowledge, threatened, relating to any such policy, procedure or measure, applicable Law in relation to PII or any breach or alleged breach thereof.
(g)    Neither this Agreement nor the Merger and the transactions contemplated thereby will require the Company or Merger Sub as the Surviving Corporation to (i) grant to any third party any right to any Intellectual Property owned by Company, (other than the current grants by the Company with respect to the Company IP), (ii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement and the Merger, or (iii) be in breach of any applicable Laws (including privacy laws) or the privacy policies of the Company.
(h)    Other than collaboration between the Company and Northwestern University (that had funding from the National Institute of Health, part of the United States Department of Health & Human Services), no funding, facilities or resources of any Governmental Entity, university, college, other educational institution or research center was used in the development of the Company IP and no such entity has the right to obtain ownership of or other right or interest in or to any Company IP.
(i)    To the Company’s Knowledge, there are no material bugs, logic errors, defects or other programming errors in any Company Software that is used by the Company or sold by the Company to any of their respective customers, and no such Company Software contains, as of the Closing Date, any malicious code (including any “Trojan horse,” “worm,” or “virus,” as these terms are commonly used in the computer software industry).
(j)    To the Company’s Knowledge, all hardware (including computers, servers, peripheral devices and telecommunications devices) and Software whether owned, leased or used by the that is material to the performance of or providing of any services to the customers of the Company (“Company IT Systems”) are in good working order and condition in all material respects and are sufficient for the purposes for which they are used in the business of the Company as of the date hereof. The Company has established and maintains reasonable disaster recovery plans, procedures and backup equipment and facilities (collectively, the “Disaster Recovery Plans”) of a scope consistent in all material respects with (i) customary industry practice in the event of a

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disaster, emergency or persistent equipment or telecommunications failure affecting the Company or its or their customers, (ii) all applicable Law and (iii) all Material Contracts (including customer contracts) to which the Company is a party. The Company carry out periodic audits and tests of the Disaster Recovery Plans and are otherwise in full compliance with the Disaster Recovery Plans in all material respects.
(k)    The Company Disclosure Letter lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any product or service of the Company or Company Software in any way, or from which any products or services of the Company or Company Software was derived. The Company Disclosure Letter describes the manner in which each Open Source Software program was incorporated into, integrated with, combined with or linked to any such product or service of the Company (such description shall include whether (and, if so, how) the Open Source Software was modified, distributed, conveyed or licensed out by the Company). The Company have not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any product or service of the Company or any Company Software, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, other obligations for the Company that affect any Company Software. With respect to any Open Source Software that is used by the Company in any way, the Company is in material compliance with all applicable agreements with respect thereto.
(l)    The Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. To the Company’s Knowledge, neither the current operation of the businesses of the Company, this Agreement, nor the Merger and the transactions contemplated thereby, results or will result in any requirement that the Company publish, disclose, deposit in escrow, license or otherwise make available the source code for its Software.
Section 4.09    Compliance; Permits.
(a)    Compliance. To the knowledge of the Company, the Company is and, since January 1, 2015, has been in compliance with, all Laws or Orders applicable to the Company or by which the Company or any of its business or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2015, to the Knowledge of the Company, no Governmental Entity has issued any notice or notification stating that the Company is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Permits. The Company holds, to the extent legally required to operate its business as such business is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, "Permits"), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened in writing,

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except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and, since January 1, 2015, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.10    Regulatory Compliance
(a)    All of the Company Products are manufactured, distributed, and sold by the Company in compliance in all material respects with the Food, Drug and Cosmetic Act, state law equivalents and similar foreign acts applicable to the Company’s Products, including, without limitation, the following: (i) each facility, whether or not owned by the Company, that manufactures the Company’s Products conforms to current good manufacturing practices as set forth in the Quality System Regulations and its equivalent in other jurisdictions and each of such facilities complies with all other requirements of the FDA and other Governmental Entities; (ii) no facility, whether or not owned by the Company that manufactures the Company Products has been the subject of any adverse inspection report by the FDA or other Governmental Entity; (iii) each of the Company’s Products has received all necessary FDA and other approvals necessary for manufacture, sale and distribution in the United States and in each other country where it is manufactured, sold or distributed; (iv) none of the Company Products is subject to an adverse event report, an FDA warning letter (or similar correspondence or notification) or recall, or a public health notification from or to the FDA or other Governmental Entity; (v) all Company Products are in compliance in all material respects with all FDA post marketing surveillance and reporting requirements; and (vi) all Company Products that are exported to or from the United States are exported or imported in accordance with all FDA requirements, the Food, Drug, and Cosmetic Act, all similar foreign acts applicable to the Company Products, and all other applicable import and export control Laws.
(b)    The Company has not engaged in any activities which are prohibited under any Federal and State Health Care Laws (whether applicable to relationships with Government Health Care Programs, commercial third-party payors, healthcare providers or other entities or individuals), including prohibitions on referrals by physicians or other health care licensees, fee splitting, billing, or which otherwise constitute fraud, including the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Government Health Care Program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Government Health Care Program, and (iv) filing or causing the filing of any claim for services in violation of federal or state laws and regulations governing referrals by physicians or other health care providers, including 42 U.S.C. § 1395nn and regulations promulgated thereunder.

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(c)    The Company has timely and accurately filed all requisite claims and other reports (including pursuant to the Physician Payments Sunshine Act and any other applicable open records laws of any applicable Government Entities) required to be filed in connection with all Government Health Care Programs in which the Company participates, if any, except to the extent that the failure to file such claims and reports has not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no Proceedings or orders from any Governmental Entity pending or, to the Knowledge of the Company, threatened or scheduled, by or before any Governmental Entity, which for this purpose includes any intermediary, carrier, CMS, or any other state or federal agency with respect to any Government Health Care Program claim filed by the Company, or program compliance matters (including compliance with all applicable reporting requirements), which individually or in the aggregate have had or would reasonably be expected to result in a Company Material Adverse Effect. The Company has provided to Parent accurate and complete copies of pleadings and material correspondence relating to the Proceedings or order of any Governmental Entity set forth in the Company Disclosure Letter. Except for routinely scheduled reviews, no validity review or program integrity review related to the Company Products or services has been conducted by any Governmental Entity in connection with any Government Health Care Programs or by any other third-party payor, and, to the Knowledge of the Company, no such review is scheduled, pending or threatened against or affecting the Company.
(d)    No physician who has a financial relationship with the Company (whether an investment or ownership interest or compensation arrangement) refers patients to the products or services of the Company.
(e)    The Company has not submitted and does not submit claims to Government Health Care Programs.
(f)    The Company has established and operates in compliance with a compliance plan for compliance with Federal and State Health Care Laws, including HIPAA, that, at a minimum, complies with the recommendations of the Office of the Inspector General of the Department of Health and Human Services. None of the Company or its employees or, to Knowledge of the Company, independent contractors is or has ever been excluded from participation from any federal or state health care program or listed on the General Services Administration list of excluded parties.
Section 4.11    Product Warranties; Product Liability; Product Recall.
(a)    The Company has made available to Parent complete and correct copies of the standard terms and conditions of sale for each of the Company Products (containing applicable guaranty, warranty and indemnity provisions). No Company Product, manufactured, sold, or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, for which the Company is obligated beyond such standard terms and conditions.
(b)    The Company has not entered into, or offered to enter into, any Contract pursuant to which the Company is or will be obligated to make any material rebates, discounts, promotional allowances or similar payments or arrangements to any customer.

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(c)    The Company has no liability or obligation for personal injuries, replacement or other damages in connection with the manufacture, sale, lease or delivery of any Company Product prior to the Closing. There is no pending or, to the Knowledge of the Company, threatened claims against the Company for injury to person or property of employees or any third parties suffered, as a result of any Company Product manufactured, sold, or delivered by, or service rendered by or on behalf of the Company, including claims arising out of the alleged defective or unsafe nature of the Company Products.
(d)    There is no pending or, to the Knowledge of the Company, threatened recall or investigation of any Company Product.
Section 4.12    Anti-Corruption. Neither the Company nor, to the Company's Knowledge, any other person associated with or acting on behalf of the Company, including, without limitation, any director, officer, agent, employee or Affiliate of the Company has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of anti-corruption laws, including without limitation the Foreign Corrupt Practices Act of 1977, as amended, (15 U.S.C. §§ 78dd-1, et seq.) and the Travel Act, as amended (18 U.S.C. § 1952) and the rules and regulations thereunder; and the Company, after consideration of the markets in which it does business, has instituted and maintains reasonable policies and procedures designed with the intent to achieve compliance with anti-corruption Laws.
Section 4.13    Litigation.
(a)    As of the date hereof, except as set forth on Section 4.13 of the Company Disclosure Letter, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, investigation (each, a "Legal Action"), pending, or to the Knowledge of the Company, threatened against the Company or any of its properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that is not reasonably expected to have a Company Material Adverse Effect. The Company is not subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity ("Order"), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except as disclosed in the Company Disclosure Letter, there is no other Legal Action pending, or to the Knowledge of the Company, threatened against the Company, whether or not by or before any Governmental Entity, that seeks monetary damages or which could prevent or delay the Merger and the transactions contemplated by this Agreement.
(c)    Except as disclosed in the Company Disclosure Letter, the Company is not the plaintiff or petitioner in any pending Legal Action.

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Section 4.14    Brokers' and Finders' Fees. Except for fees payable by the Company to Jefferies LLC ("Jefferies"), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
Section 4.15    Related Party Transactions. No executive officer or director of the Company or, to the Company’s Knowledge, any person beneficially owning (as such term is defined in Rule 13d‑3 under the Exchange Act) 5% or more of the shares of Company Common Stock (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, other than any compensation or other employment arrangements that are entered into in the ordinary course of business.
Section 4.16    Employee Matters.
(a)    Schedule. Section 4.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe benefits, bonus, commission, incentive, vacation, paid time off, retirement, death, disability or medical benefits, insurance or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant, or director of the Company (each, a "Company Employee"), or with respect to which the Company has or may have any material Liability (collectively, the "Company Employee Plans").
(b)    Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, other than any document that the Company is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement, (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the financial statements for each Company Employee Plan for the last three years, (iv) the Form 5500 Annual Returns/Reports and summary annual reports for the three most recent plan years for each Company Employee Plan, (v) the current summary plan description and any applicable summaries of material modification for each Company Employee Plan, (vi) all actuarial valuation reports related to any Company Employee Plans, (vii) any material written communications with any Government Entity with respect to any Company Employee Plan since January 1, 2014, and (viii) any current service provider agreements and investment management agreements.

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(c)    Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA, the Patient Protection and Affordable Care Act of 2010, as amended, and the Code, (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or can rely on opinion letters from the IRS and, as of the date hereof, no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened in writing, and as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no audits, inquiries or Legal Actions pending or threatened in writing by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan or any fiduciary thereof that is a Company Employee; (vi) as of the date hereof, there are no Legal Actions pending or, to the Company’s Knowledge threatened in writing, with respect to any Company Employee Plan or any fiduciary thereof (in his or her capacity as a fiduciary) that is a Company Employee (in each case, other than routine claims for benefits); and (vii) the Company has not engaged in a transaction that could subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Each Company Employee Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other similarly applicable Laws.
(d)    Material Liability. Neither the Company nor any Company ERISA Affiliate has in the past six years incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code.
(e)    Certain Company Employee Plans. With respect to each Company Employee Plan:
(i)    no such plan is (i) a "multi-employer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a "multiple employer plan" within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, (iii) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA, or (iv) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates has at any time contributed to or had any liability or obligation in respect of any such plan;
(ii)    no such plan is subject to the Pension Benefit Guaranty Corporation;
(iii)    no assets of such plan are held in a “rabbi trust” or similar funding vehicle;

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(iv)    to the extent subject to Section 409A of the Code, such plan has been maintained in written form, and administered and operated in material compliance in all respects, with Section 409A of the Code and the regulations and rulings thereunder; and
(v)    except as set forth in Section 4.12(e)(v) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event) will: (A) entitle any Company Employee to severance pay, unemployment compensation or any similar or other payment; (B) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any Company Employee; (C) increase any benefits otherwise payable under any Company Employee Plan; or (D) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code) or that could be nondeductible by reason of Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law).
(f)    No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree welfare benefits, including death, health, post-retirement life insurance or medical benefits (whether or not insured), to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.
(g)    Audits. No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty or voluntary compliance program sponsored by any Governmental Entity.
(h)    Labor. The Company is not, and has not been, a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations or any Company Employees. No work stoppage, lockout, slowdown or labor strike against the Company with respect to Company Employees who are employed or performing services within the United States is pending, threatened or has occurred in the last five (5) years, and no work stoppage, slowdown or labor strike against the Company with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last five (5) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any Company Employees. As of the date hereof, there are, and in the past three years there have been no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation,

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denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, violation of any wage and hour laws, age discrimination or other employment discrimination, or other alleged violations of Law. To the Knowledge of the Company, all employees and independent contractors of the Company are properly classified as such, under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws including with respect to the Company Employee Plans). The Company has not previously been in violation of the Worker Adjustment and Retraining Notification Act of 1988, or similar state, local and foreign laws related to the plant closing, relocations, mass layoffs and employment losses.
(i)    Immigration Compliance. To the Company’s Knowledge, all of the employees employed by Company in the United States are either United States citizens or are otherwise legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, in addition to other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The Company has obtained I-9 immigrant verification forms as required by Law and has reasonably verified that all of its employees had on the date of hire and at all times thereafter, the legal right to work in the United States.
Section 4.17    Real Property and Personal Property Matters.
(a)    Leased Real Estate. Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Lease. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company entered into with any other Person any sublease, license or other agreement that is material to the Company and that relates to the use or occupancy of all or any material portion of the Leased Real Estate.
(b)    Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.
(c)    No Owned Real Property. The Company owns no real property.
Section 4.18    Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all material

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Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.
(b)    The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.
(c)    The Company has disclosed to Parent and Merger Sub, without regard to whether they would have a Company Material Adverse Effect individually or in the aggregate, all (i) notices alleging Liability or responsibility under or non-compliance with any Environmental Law; (ii) all written claims or allegations of Liability or financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law; and (iii) all Orders or written agreements by or with any Governmental Entity or third party imposing any Liability or obligation under any Environmental Law or for any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or of any Hazardous Substances.
Section 4.19    Material Contracts.
(a)    Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean the following:
(i)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii)    any Contract or Contracts between the Company, on the one hand, and any counterparty, on the other hand, pursuant to which the Company is entitled to receive from, or obligated to pay to, such counterparty more than $100,000 in the aggregate in any calendar year, excluding Company Employee Agreements;
(iii)    any Contract involving more than $100,000 per year that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;
(iv)    any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;
(v)    any Contract that limits or purports to limit (or that following the consummation of the Offer or Merger, reasonably could be expected to materially limit) the ability of the Company, Parent or Merger Sub to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) solicit any customers or individuals for

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employment, except in either case any Company Employee Agreement or any Contract that is not material to the business of the Company and the Company Subsidiaries, taken as a whole;
(vi)    any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $100,000 in the aggregate;
(vii)    any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness in excess of $100,000 in the aggregate;
(viii)    any Contract that provides for the indemnification or assumption of any material Liability of any Person by the Company, other than Contracts entered into in the ordinary course of business where the sole indemnification or assumption of material Liability by the Company relates to indemnification for infringement, violation or misappropriation by the Company, or by the products or services of the Company, of any Third Party Rights;
(ix)    any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any Intellectual Property (whether by merger, sale of stock, sale of assets or otherwise);
(x)    any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;
(xi)    any material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;
(xii)    any Contract to which a Governmental Entity is a party;
(xiii)    any Contract involving any resolution or settlement of any actual or threatened Proceeding with a value in excess of $100,000 in the aggregate or that provides for any injunctive or other non-monetary relief;
(xiv)    any hedging, swap, derivative or similar Contract;
(xv)    any Contract under which (A) the Company has licensed or provided any Company IP to a third party, including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions (except for non-exclusive licenses granted to Company’s customers in the ordinary course of business that are limited to the respective customer’s use or receipt of Company products or services) and/or (B) Intellectual Property are licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company by any Person (except for shrink wrap licenses);
(xvi)    any labor, collective bargaining agreement or similar agreements;
(xvii)    any Contract with any director, officer of affiliate of the Company or any of the Company Subsidiaries other than Company Employee Agreements; and

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(xviii)    any other Contract that is material to the business of the Company that is not required to be disclosed pursuant to any of the foregoing clauses of this Section 4.19(a).
(b)    Access to Company Material Contract. The Company has delivered or made available to Parent true, correct and complete copies (as of the date of this Agreement) all Company Material Contracts.
(c)    No Breach. Except for any violations or breaches as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect, (ii) the Company has not violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) the Company is not in breach, or has received written notice of breach, of any Company Material Contract.
Section 4.20    Insurance. The Company Disclosure Letter sets forth a list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company (collectively, the “Insurance Policies”), including, for each, the amount and type of coverage, carrier, term and annual premiums. The Company Disclosure Letter sets forth all material claims and notice of circumstances made by the Company under any such Insurance Policy since January 1, 2014. All of the Insurance Policies or renewals (or extended reporting period(s), if applicable) thereof are in full force and effect. The Company maintains insurance coverage adequate and customary in the industry for the operation of its businesses (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies (and extended reporting period(s), if applicable) and bonds have been paid when due, and the Company is otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). The Company has not received any written notice of cancellation, non-renewal or material reduction in limits or coverage with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to question, dispute or deny any material claim or notice of circumstance thereunder.
Section 4.21    Information in the Offer Documents and the Schedule 14D-9. The information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on

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information furnished by Parent or Merger Sub expressly for inclusion or incorporation by reference therein.
Section 4.22    Opinion of Financial Advisor. The Company’s Board has received the opinion of Jefferies (if initially rendered orally, then to be confirmed in writing) to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received in the Offer and the Merger (taken together as an integrated transaction) by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided to Parent solely for informational purposes after receipt thereof by the Company Board.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 5.01    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
Section 5.02    Authority; Non-contravention; Governmental Consents.
(f)    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(g)    Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
(h)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
Section 5.03    Ownership and Operations of Merger Sub. From and after the date of incorporation of Merger Sub, Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and immediately prior to the execution of this Agreement, Merger Sub will not have any liabilities or obligations of any nature other than those incident to formation and pursuant to the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to this Agreement.
Section 5.04    Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company's stockholders, contain any untrue statement

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of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein supplied by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.
Section 5.05    Financial Capability. Parent has or will have, and will cause Merger Sub to have, at the Offer Closing and prior to the Effective Time, sufficient funds to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to pay all related fees and expenses required to be paid on such date, and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Notwithstanding the foregoing, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.
Section 5.06    Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
Section 5.07    Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock or Company Preferred Stock.
Section 5.08    No Other Company Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Except for the representations and warranties expressly set forth in Article IV, Parent and Merger Sub hereby acknowledge that neither the Company nor any other Person, (a) has made or is making (and neither Parent nor Merger Sub is relying on) any other express or implied representation or warranty with respect to the Company or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives, or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, "data rooms" or management presentations

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(formal or informal), in anticipation or contemplation of any of the transactions contemplated by this Agreement.  Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.  Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation and the terms and conditions of this Agreement.
ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business of the Company. The Company shall during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with material customers, suppliers, distributors, licensors, licensees and other Persons having material business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
(i)    amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);
(j)    (i) split, combine or reclassify any Company Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;
(k)    issue, sell, pledge, dispose of or encumber any Company Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, (iii) the issuance of Company Equity Awards and the issuance of shares of Company Common Stock upon the exercise of such Company Equity Awards (other than directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice, (iv) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement, or (v) the issuance of shares of Company Common

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Stock upon conversion of any shares of Company Preferred Stock outstanding as of the date of this Agreement;
(l)    except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;
(m)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;
(n)    (i) transfer, license, sell, lease or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), provided that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(o)    repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice or payment of indebtedness that is reflected in the Company SEC Documents;
(p)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder;
(q)    institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action

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brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;
(r)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(s)    (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) make any material amendments to any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
(t)    except in connection with actions permitted by Section 6.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(u)    abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice; or
(v)    agree or commit to do any of the foregoing.
Section 6.02    Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, (i) the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby, and (ii) the Company shall promptly inform Parent and Merger Sub of any communication received by NASDAQ relating to the Company’s listing on that exchange.
Section 6.03    Access to Information; Confidentiality.
(a)    From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the

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Company shall, afford to Parent and Parent's Representatives reasonable access, upon reasonable prior notice, during normal business hours, and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated November 6, 2015, between Parent and the Company (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 6.04    No Solicitation.
(e)    The Company shall not and shall not authorize or permit its directors, officers, employees, advisors agents, representatives and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") to, directly or indirectly, solicit, initiate, endorse or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.04(b), (i) conduct, continue or engage in or otherwise participate in any discussions (other than to inform a Person of the existence of this provisions of this Section 6.04) or negotiations with, disclose any non-public information relating to the Company, afford access to the business, employees, properties, assets, books or records of the Company or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or (B) approve any transaction under, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal, or (iv) resolve, propose, or agree to do any of the foregoing (each, a "Company Acquisition Agreement"). Subject to Section 6.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a "Company Adverse Recommendation Change"). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any

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such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to promptly return or destroy (and confirm destruction of) all such information.
(f)    Notwithstanding Section 6.04(a), after the date of this Agreement and prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.04(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal (which has not been withdrawn and continues to be a Superior Proposal), make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.
(g)    The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. The Company shall provide Parent with at least two (2) Business Days’ notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.
(h)    Except as set forth in this Section 6.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the "Notice Period") before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior

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Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) thereafter the Company shall keep Parent informed, on a reasonably current basis (which shall be considered in light of the circumstances of such proposal or offer and the time by which Parent has the opportunity to respond), of the status and terms of any such proposals or offers (including any amendments thereto); (iv) the Company shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (v) the Company Board determines in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement and (vi) in the case of a Superior Proposal, no such termination of this Agreement pursuant to Section 8.04(a) may be made until after the second Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to terminate this Agreement pursuant to Section 8.04(a).
Section 6.05    Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions (including copies of all pleadings and correspondence relating thereto) commenced or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, arising out of or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Legal Action”), and (iv) any representation or warranty of such party contained in this Agreement becoming untrue or inaccurate in any material respect, or the material failure of any party to comply with or satisfy any covenant, condition or agreement in this Agreement, in each case such that the conditions set forth in Exhibit A would not be satisfied or would give rise to a right a termination set forth in Section 8.03(b) or Section 8.04(b), as the case may be. In addition, the Company shall notify Parent and Merger Sub promptly of any change or event having, or which is reasonably likely to have, a Company Material Adverse Effect or which would reasonably be likely to result in the failure of any of the conditions set forth in Annex I to be satisfied. In no event shall the delivery of any notice by a party pursuant to this Section 6.05 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. With respect to any Transaction Legal Action, the

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Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of any such Transaction Legal Action, and no such settlement or compromise shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed. For purposes of this Section 6.05, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Legal Action by the Company (to the extent the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to the Transaction Legal Action but will not be afforded any decision making power or other authority over the Transaction Legal Action except for the settlement or compromise consent thereof as set forth above.
Section 6.06    Employees; Benefit Plans.
(m)    In no event will Parent or the Surviving Corporation take any action that would have the effect of requiring any notice or consent to be given or sought prior to the Closing pursuant to the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to the plant closing, relocations, mass layoffs and employment losses in connection with the transactions contemplated by this Agreement. With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.
(n)    This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06, nor deem any other Person to be a third party or other beneficiary of this Agreement. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

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(o)    With respect to matters described in this Section 6.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent, not to be unreasonably withheld or delayed.
(p)    With respect to the Nanosphere, Inc. 401(k) Plan(the “401(k) Plan”), if at any time prior to the Closing a failure to comply with applicable Laws or the requirements of the 401(k) Plan is identified (whether by the Parent or its counsel, the Company or its counsel, or otherwise), then prior to the Closing, the Company shall act diligently and in good faith and use its commercially reasonable best efforts to (i) cause its plan advisors to prepare and submit a Voluntary Correction Program application to the IRS under the IRS’s correction program, and/or a Voluntary Fiduciary Correction Program application to the U.S. Department of Labor, as applicable, to correct the problem or failure, and (ii) shall make all contributions to and other adjustments with respect to amounts held in the 401(k) Plan required with respect to the correction. For purposes of clarification, so long as the Company has acted diligently and in good faith, and used its commercially reasonable best efforts, the inability of the Company to complete the preparation and submission of the Voluntary Correction Program Application and/or make the necessary contribution, due to insufficient time between the identification of the compliance problem or failure, and the Closing, shall not be deemed a breach of this Agreement by the Company, nor a failure of any condition precedent to Closing.
Section 6.07    Directors' and Officers' Indemnification and Insurance.
(c)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing pursuant to the Company Charter Documents or pursuant to any other Contracts in effect on the date hereof and disclosed in this Section 6.07, in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an "Indemnified Party") shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(d)    For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation's receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation

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will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent shall not be unreasonably withheld or delayed).
(e)    The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time "tail" insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.08(c) of the Company Disclosure Letter (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.
(f)    The obligations of Parent and the Surviving Corporation under this Section 6.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).
(g)    In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.

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Section 6.08    Commercially Reasonable Efforts.
(g)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated hereby, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).
(h)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Parent, Merger Sub and (subject to Section 6.04(b)) Company shall cooperate in all respects with each other and shall use their commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise

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take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.
Section 6.09    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Offer, the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
Section 6.10    Takeover Statutes. If any "control share acquisition," "fair price," "moratorium" or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.11    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
Section 6.12    Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company on

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or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Section 6.13    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and/or any other applicable stock exchange or automated quotation system to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and/or any other applicable stock exchange or automated quotation system and the deregistration of the shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred prior to the Effective Time).
Section 6.14    Amendment to Employment Agreements. Effective as of the Closing:
(j)    The parties hereto acknowledge that the Company and Kenneth Bahk are parties to an Employment Agreement, dated April 25, 2013, and that the Company and Michael McGarrity are parties to an Employment Agreement dated September 5, 2005. The parties hereto agree that each such Employment Agreement shall be amended to provide that, effective on and subject to the Closing, Section 2(a) thereof shall be deleted (except that the definition of “Restricted Period” shall remain one (1) year for purposes of Section 2(d) thereof).
(k)    Mr. Bahk is a party to a Change in Control and Severance Agreement with the Company dated August 5, 2015. The parties hereto acknowledge that the transactions contemplated in this Agreement are a “Change in Control” under Mr. Bahk’s Employment Agreement and Change in Control and Severance Agreements. The parties further acknowledge and agree that upon a termination of employment without cause by the Company, Parent, or any of their affiliates, as applicable, or by the executive for “good reason” as defined in such agreement, in each case within twelve (12) months following the Closing, then Mr. Bahk shall be entitled to be paid severance equal to fifty percent (50)% of the sum of his then annual base salary and target annual bonus, plus continuation of health and welfare benefits for a period of six (6) months if his employment is so terminated. With respect to Mr. McGarrity, the Company shall obtain his commitment to work as an employee of the Surviving Corporation or Parent for a period up to three (3) months after the Closing (unless the employing entity releases him from employment sooner) and the employing entity shall pay him total gross compensation of $27,500 per month and provide him with group health insurance and similar benefits during such period generally comparable to what he received immediately prior to the Closing. If mutually agreed, Mr. McGarrity may continue his employment with the employing entity through the balance of the 2016 calendar year. At the time of his separation of service in 2016 (or at the conclusion of 2016 if there has been no separation of service) he will be eligible to receive his performance bonus on a pro rata basis, based on the achievement of performance metrics to be separately agreed to by Mr. McGarrity and the employing entity. At or immediately subsequent to Closing, Parent or Surviving Corporation will pay Mr. McGarrity

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severance of in a lump sum amount of $990,000; provided, that Mr. McGarrity has executed and delivered (and not revoked) a commercially reasonable release of and covenant not to sue with respect to all claims against the Company, Parent and Merger Sub and their related parties, related to his employment including any claims under the Age Discrimination in Employment Act and any corresponding Illinois law (it being agreed that such release and covenant not to sue shall not affect his rights and claims with respect to this Agreement and the transactions contemplated hereby, nor require him to release his rights to indemnification, directors and officers insurance, or to vested benefits in accordance with the terms of any applicable plan). At such time as Mr. McGarrity is released from employment by the Surviving Corporation or Parent, the Surviving Corporation or Parent will provide Mr. McGarrity reimbursement of COBRA premiums paid by him or his spouse for health insurance coverage under the Company’s group health plan (for him, his spouse and dependents) for twelve (12) months after separation, on an “as incurred” basis.  The obligation to reimburse COBRA premiums for continuation of health insurance coverage shall terminate on the date on which Mr. McGarrity becomes covered under another group health plan from another employer.
(l)    Notwithstanding anything in Section 6.14(a) or (b) of this Agreement, and in furtherance of the provisions of Section 6.12 above, neither the employment agreements nor the change in control and severance agreements referenced therein shall be amended as contemplated by such subsections unless such amendments shall have been approved by the compensation committee of the Company’s Board of Directors. The Company represents and warrants that such compensation committee at the time of such action shall be comprised solely of independent directors under the NASDAQ Capital Market listing requirements and within the meaning of Rule 14d-10(d)(2) and otherwise in compliance with the requirements of Rule 14d-10(d).
Section 6.15    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE VII
CONDITIONS
Section 7.01    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(g)    No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

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(h)    Purchase of Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any "subsequent offering period" provided by Merger Sub pursuant to this Agreement).
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01    Termination By Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.
Section 8.02    Termination By Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by either Parent or the Company:
(i)    if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date; or
(j)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger or the other transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.
Section 8.03    Termination By Parent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by Parent:
(h)    if, prior to the Offer Closing (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company Board shall have failed to reaffirm publicly the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any Takeover Proposal that becomes public (other than by action of Parent or an Affiliate of Parent) and a written request to do so from Parent, (iv) a tender offer or exchange offer relating to Company Common Stock (or any security convertible or exchangeable into Company Common Stock) shall have been

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commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within eleven (11) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and unequivocally recommending that stockholders reject such tender or exchange offer, or (v) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in clauses (i) or (ii) of this Section 8.03(a) or to not do any of the actions specified in clauses (iii) or (iv) of this Section 8.03(a); or
(i)    if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would have a Material Adverse Effect; provided that, for purposes of this Section 8.03(b), if such breach is curable by the Company within the earlier of the Outside Date and 20 Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use its commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.03(b) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.03(b) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement.
Section 8.04    Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):
(q)    if, prior to the Offer Closing, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
(r)    if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement; provided that, for purposes of this Section 8.04(b), if such breach is curable by the Parent within the earlier of the Outside Date and 20 Business Days of the date the Company gives Parent notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.04(b) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.04(b) if the Company is in breach of its obligations under this Agreement such that the Parent would be entitled to terminate this Agreement.

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Section 8.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful or material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
Section 8.06    Fees and Expenses Following Termination.
(j)    If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.
(k)    If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.
(l)    If this Agreement is terminated (i) prior to the Offer Closing, by Parent pursuant to Section 8.03(b) or (ii) by the Company or Parent pursuant to Section 8.02(a) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.02(a), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee.
(m)    The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. Each of the parties acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company shall fail to pay in a timely manner the

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amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(n)    Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.
Section 8.07    Amendment. Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.03(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing or any vote or consent of the Company's stockholders contemplated hereby, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and, after adoption of this Agreement by the holders of Company Common Stock and Company Preferred Stock, no amendments shall be made which by Law requires further approval by such holders without obtaining such further approval.
Section 8.08    Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.03(c) (a) extend the time for the performance of any of the obligations of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“401k Plan” has the meaning set forth in Section 6.06(d).
"Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

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"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
"Agreement" has the meaning set forth in the Preamble.
"Antitrust Laws" has the meaning set forth in Section 4.03(c).
"Book-Entry Shares" has the meaning set forth in Section 3.02(a).
"Business Day" means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.
"Certificate" has the meaning set forth in Section 3.01(b).
"Certificate of Merger" has the meaning set forth in Section 2.03.
"Charter Documents" has the meaning set forth in Section 4.01(b).
"Closing" has the meaning set forth in Section 2.02.
"Closing Date" has the meaning set forth in Section 2.02.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
"Code" has the meaning set forth in Section 3.05.
"Company" has the meaning set forth in the Preamble.
"Company Acquisition Agreement" has the meaning set forth in Section 6.04(a).
"Company Adverse Recommendation Change" has the meaning set forth in Section 6.04(a).
"Company Balance Sheet" means the audited balance sheet of the Company dated as of December 31, 2015 contained in the Company SEC Documents filed prior to the date hereof.
"Company Board" has the meaning set forth in the Recitals.
"Company Board Recommendation" has the meaning set forth in Section 4.03(d).
"Company Common Stock" has the meaning set forth in the Recitals.

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"Company Continuing Employees" has the meaning set forth in Section 6.06(a).
"Company Disclosure Letter" has the meaning set forth in the introductory language in Article IV.
"Company Employee" has the meaning set forth in Section 4.16(a).
"Company Employee Agreement" means any Contract between the Company or any of its Subsidiaries and a Company Employee.
"Company Employee Plans" has the meaning set forth in Section 4.16(a).
"Company Equity Award" means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.
"Company ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.
"Company IP" means all material Intellectual property used or held for use or contemplated to be used in or necessary for the conduct of the business of the Company as currently conducted, including such Intellectual Property being developed as part of the Company’s research and development efforts.
"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.
“Company IT Systems” has the meaning set forth in Section 4.08(j).
"Company Material Adverse Effect" means any event, occurrence, fact, condition or change (each an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis in the manner contemplated by this Agreement; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement (including any loss or adverse change in the relationship of the Company with its employees, contractors, customers, partners or suppliers); (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company operates; (e) changes in applicable Law or GAAP or interpretation thereof; (f) the Company’s failure to meet internal or published projections,

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forecasts or revenue or earning predictions for any period (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (g) changes in the price or trading volume of the Company’s Common Stock (but excluding, in each case, the underlying causes of such changes unless such underlying causes would otherwise be excepted from this definition); (h) changes to the credit markets in general, including changes in interest rates or exchange rates or the availability of financing; (i) any natural disasters or acts of god; or (j) the taking of any specific action, or refraining from taking any specific action in each case at the request of Parent or as expressly required by this Agreement, provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (a), (c), (d), (e), or (i) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if such change or event has a materially disproportionate adverse impact on the Company, as compared to any other companies that operate in the industries in which the Company and its Subsidiaries operate.
"Company Material Contract" has the meaning set forth in Section 4.19(a).
"Company-Owned IP" means all Intellectual Property owned by the Company or any of its Subsidiaries.
"Company Preferred Stock" has the meaning set forth in Section 3.01(c).
“Company Products” means each of the medical or health care devices manufactured, sold or distributed by the Company.
"Company SEC Documents" has the meaning set forth in Section 4.04(a).
"Company Securities" has the meaning set forth in Section 4.02(b).
"Company Stock Award" has the meaning set forth in Section 3.07(b).
"Company Stock Option" has the meaning set forth in Section 3.07(a).
"Company Stock Plans" has the meaning set forth in Section 4.02(b).
"Confidentiality Agreement" has the meaning set forth in Section 6.03(b).
"Consent" has the meaning set forth in Section 4.03(c).
"Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.
“Contributor” has the meaning set forth in Section 4.08(e).
"DGCL" has the meaning set forth in the Recitals.

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“Disaster Recovery Plans” has the meaning set forth in Section 4.08(j).
"Dissenting Shares" has the meaning set forth in Section 3.03.
"Effective Time" has the meaning set forth in Section 2.03.
"Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" has the meaning set forth in Section 1.01(a).
"Exchange Agent" has the meaning set forth in Section 3.02(a).
"Expenses"  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the filing of any required notices under the Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.
"Expiration Time" has the meaning set forth in Section 1.01(d).
“FDA” means the United States Food and Drug Administration.

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“Federal and State Health Care laws” means all: (a) laws and regulations administered by the FDA, including the Food Drug and Cosmetic Act, and any other federal laws and regulations governing the manufacture, distribution, and sale of medical devices, whether or not administered by the FDA; (b) federal fraud and abuse laws and regulations, including the federal patient referral law, 42 U.S.C. § 1395nn, commonly known as “Stark”, the federal anti-kickback law, 42 U.S.C. § 1320a-7b, the federal civil monetary penalty statute, 42 U.S.C. §1320a-7a, federal laws and regulations governing exclusion, including 42 U.S.C. §1320a-7, federal laws and regulations regarding the submission of false claims, false billing, false coding, and similar state laws and regulations; (c) federal and state laws and regulations applicable to reimbursement and reassignment; (d) HIPAA and other federal and state privacy laws and regulations; (e) federal laws and regulations affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act; (f) laws and regulations affecting the Tricare, CHAMPUS, Veterans, and black lung disease programs and any other health care program financed with United States government funds; (g) all federal laws and regulations affecting the medical assistance program established by Titles V, XIX, XX, and XXI of the Social Security Act, and all state statutes and plans and regulations for medical assistance enacted in connection with the federal statutes and regulations; (h) state laws and regulations regarding fee splitting, referrals by physicians and other health care professionals, and kickbacks; (i) any other federal or state law or regulation governing medical devices or health care; and (j) with regard to (a)(i) above any law succeeding thereto and all amendments and supplements to the laws and regulations set forth in (a)(i).
“Food Drug and Cosmetic Act” means 21 U.S.C 301 et. seq., and all regulations promulgated thereto.
"GAAP" has the meaning set forth in Section 4.04(b).
"Governmental Entity"  has the meaning set forth in Section 4.03(c).
“Government Health Care Programs” means the Medicare, Tricare, CHAMPUS, Veterans, and black lung disease programs and any other health care plan or program that provides health benefits, whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by the United States government, other than the federal employee health benefits program; and any program receiving funds under Titles V, XIX (including Medicaid), and XX of the Social Security Act, or from an allotment to a state under such title, or a state child health plan approved under Title XXI of the Social Security Act.
"Hazardous Substance" shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, and all regulations and formal guidance promulgated thereunder.
"Indemnified Party" has the meaning set forth in Section 6.07(a).
"Initial Expiration Time" has the meaning set forth in Section 1.01(d).
“Insurance Policies” has the meaning set forth in Section 4.20.
"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights ("Patents"); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights ("Copyrights"); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing ("Trademarks"); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein ("Trade Secrets"); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation ("Software"); and (f) Internet domain name registrations.
"IRS" means the United States Internal Revenue Service.
“Jefferies” has the meaning set forth in Section 4.14.
"Knowledge" means, when used with respect to the Company, the actual knowledge after reasonable inquiry of Ken Bahk, Ph.D., Michael McGarrity, Farzana Moinuddin and, with respect to Section 4.08 (Intellectual Property) only and no other provision of this Agreement, Greg Pletta.
"Laws" means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.
"Lease" shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.
"Leased Real Estate" shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

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"Legal Action" has the meaning set forth in Section 4.13(a).
"Liability" shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.
"Maximum Premium" has the meaning set forth in Section 6.07(c).
"Merger" has the meaning set forth in the Recitals.
"Merger Sub" has the meaning set forth in the Preamble.
"Merger Consideration" has the meaning set forth in Section 3.01(b).
"Minimum Condition" has the meaning set forth in Exhibit A.
“NASDAQ" has the meaning set forth in Section 1.01(e).
"Notice Period" has the meaning set forth in Section 6.04(d).
"Offer" has the meaning set forth in the Recitals.
"Offer Closing" has the meaning set forth in Section 1.01(f).
"Offer Closing Date" has the meaning set forth in Section 1.01(f).
"Offer Conditions" has the meaning set forth in Section 1.01(b).
"Offer Documents" has the meaning set forth in Section 1.01(h).
"Offer Price" has the meaning set forth in the Recitals.
"Offer to Purchase" has the meaning set forth in Section 1.01(c).
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copy left” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source

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License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
"Order" has the meaning set forth in Section 4.13(a).
"Outside Date" has the meaning set forth in Section 1.01(e).
"Parent" has the meaning set forth in the Preamble.
"Parent Benefit Plans" has the meaning set forth in Section 6.06(a).
"Payment Fund" has the meaning set forth in Section 3.02(a).
"Permits" has the meaning set forth in Section 4.09(b).
"Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation; (g) any Liens imposed by applicable Law; and (h) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate. In addition, for purposes of Section 4.08(a), 4.17(a) and 4.17(b), the term “Permitted Liens” includes Liens in favor of NSPH Funding LLC (as collateral agent for certain lenders) that will be released upon payment by Parent or Merger Sub of Company indebtedness secured by such Liens.
"Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).
“PII” has the meaning set forth in Section 4.08(f).

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“Proceeding” means any claim, action, cause of action or suit, petition, litigation, controversy, assessment, audit, arbitration, investigation, hearing, charge, complaint, grievance, demand, notice or proceeding to, from, by or before any Governmental Entity whether civil, criminal, administrative, investigative or informal brought, conducted, commenced or heard.
“Quality System Regulations” means Part 820 of Title 21 of the Code of Federal Regulations.
"Representatives" has the meaning set forth in Section 6.04(a).
"Requisite Company Vote" has the meaning set forth in Section 4.03(a).
"Sarbanes-Oxley Act" has the meaning set forth in Section 4.04(f).
"Schedule 14D-9" has the meaning set forth in Section 1.02(b).
"Schedule TO" has the meaning set forth in Section 1.01(h).
"SEC" has the meaning set forth in Section 1.01(e).
"Securities Act" has the meaning set forth in Section 1.02(a).
“Stockholder List Date” has the meaning set forth in Section 1.02(c).
"Subsidiary" means, when used with respect to any party, and except as set forth on Section 8.01(iii) of the Company Disclosure Letter, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
"Superior Proposal" means a bona fide written Takeover Proposal that the Company Board determines in good faith (after consulting with the Company’s outside legal counsel and financial advisor) taking into account all legal, financial, regulatory, and other aspects of the Takeover Proposal as the Company Board, in the good faith exercise of its fiduciary duties, deems relevant, and taking into account the Person or group making the Takeover Proposal, including the financing terms and estimated time of completion thereof, is more favorable from a financial point of view to the holders of Company Common Stock (including Company Preferred Stock on an as converted basis) than the transactions contemplated by this Agreement (taking into account (A) any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Takeover Proposal pursuant to Section 6.04(d) or otherwise and (B) any termination fees and expense reimbursement provisions); provided, that for purposes of this definition of “Superior Proposal,” references in the term “Takeover Proposal” to “15% or more” shall be deemed to be references to “a majority.”.

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"Surviving Corporation" has the meaning set forth in Section 2.01.
"Takeover Proposal" means an inquiry (in writing or otherwise), proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to or that could be reasonably expected to lead to any (a) direct or indirect acquisition or purchase of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company's assets or to which fifteen percent (15%) or more of the Company's net revenues or net income on a basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of any class of voting equity interests of the Company, including the outstanding Company Common Stock (either individually or including Company Preferred Stock on an as converted basis), (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, including the outstanding Company Common Stock (either individually or including Company Preferred Stock on an as converted basis), (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Returns" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Termination Fee" means Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).
“Third Party Rights” has the meaning set forth in Section 4.08(c).
“Transaction Legal Action” has the meaning set forth in Section 6.05.
"Treasury Regulations" means the Treasury regulations promulgated under the Code.
"Voting Debt" has the meaning set forth in Section 4.02(c).

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"Warrants" has the meaning set forth in Section 3.08.
Section 9.02    Interpretation; Construction.
(j)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." A reference in this Agreement to $ or dollars is to U.S. dollars. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter.
(k)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 9.03    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 9.04    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
Section 9.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Chancery Court, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware or other Delaware state court. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of

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the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.
Section 9.07    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

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If to Parent or Merger Sub, to:
Luminex Corporation
12212 Technology Blvd.
Austin, TX 78727
Attention: Homi Shamir, Chief Executive Officer hshamir@luminexcorp.com
Facsimile: 512-219-6325
and
Luminex Corporation
12212 Technology Blvd.
Austin, TX 78727
Attention: Richard Rew, Sr. VP, General Counsel and Corporate Secretary
rrew@luminex.com
Facsimile: 512-219-6325

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Smith, Gambrell & Russell, LLP Promenade, Suite 3100 1230 Peachtree Street, N.E. Atlanta, Georgia 30309-3592 Facsimile: 404-685-6958 Attention: Jonathan M. Minnen jminnen@sgrlaw.com
If to the Company, to:	Nanosphere, Inc. 4088 Commercial Avenue Northbrook, Illinois 60062 Facsimile: 847-400-9199 Attention: Michael K. McGarrity, President and CEO mmcgarrity@nanosphere.us
with a copy (which will not constitute notice to the Company) to:	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: 917-344-1203 Attention: Blake Hornick bhornick@seyfarth.com
Part 1.    or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 9.08    Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.
Section 9.09    No Third Party Beneficiaries. Except as provided in Section 6.07 and Section 6.14 hereof (which shall be to the benefit of the Persons referred to in such sections), this

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Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.12    Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.
Section 9.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Delivery of an executed counterpart signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), has the same effect as delivery of an executed original of this Agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NANOSPHERE, INC.
By /s/ Michael McGarrity Michael McGarrity, President and Chief Executive Officer

LUMINEX CORPORATION
By /s/ Nachum Shamir Nachum Shamir, President and Chief Executive Officer

COMMODORE ACQUISITION, INC.
By /s/ Nachum Shamir Nachum Shamir, President

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Exhibit A
Conditions to the Offer
Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:
(i) there shall not have been validly tendered and not withdrawn prior to the Expiration Time that number of shares of Company Common Stock that would represent a majority or more of the shares of Company Common Stock outstanding, excluding shares that are owned as of the date of the commencement of the Offer by the Company or any direct or indirect wholly-owned Subsidiary of the Company (the “Minimum Condition”) and for purposes of this clause (i) unless agreed by Parent and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub; or
(ii) any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:
(A) any Order issued by a Governmental Entity, or any applicable Law shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries;
(B) any Proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Entity of competent jurisdiction seeking an Order that would have any of the effects referred to in paragraph (A) above;
(C) since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Effect;
(D) (1) any representation and warranty of the Company set forth in Section 4.01 and Section 4.02(a) of the Merger Agreement shall not be true and correct in all respects as of the Expiration Time (except for de minimis inaccuracies; provided, however, that if the number of tendered Shares is below 52% of the then issued and outstanding Shares of Common Stock, the de minimis exception for Section 4.02(a) shall not apply), and Section 4.03 of the Merger Agreement shall not be true and

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SS DRAFT 5/10/16
(comments to SGR draft of 5/9/16)

correct in all material respects as of the Expiration Time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, would not constitute a Company Material Adverse Effect (it being understood that for purposes of this clause (2) all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 4.05 shall be disregarded);
(E) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;
(F) the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or
(G) the Merger Agreement shall have been terminated in accordance with its terms.
The foregoing conditions set forth in clause (ii) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.
Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the Merger Agreement to which it is attached.

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